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                                                                    EXHIBIT 99.1


                  [SANTE FE ENERGY RESOURCES, INC. LETTERHEAD]


              SANTA FE ENERGY RESOURCES AND SNYDER OIL CORPORATION
                                 ANNOUNCE MERGER



Houston, Texas - January 13, 1999

Santa Fe Energy Resources (NYSE:SFR) ("Santa Fe") and Snyder Oil Corporation (NYSE:SNY) ("Snyder") today announced the signing of a definitive agreement to merge the two companies. The new company, Santa Fe Snyder Corporation, will be headquartered in Houston.

The combination of Santa Fe and Snyder creates an exploration and production company with a market capitalization in excess of $1 billion and estimated 1998 year-end reserves of approximately 310 million barrels of oil equivalent (BOE). Combined production for 1999 is expected to be approximately 110,000 BOE per day with 55 percent gas and 70 percent domestic. The combined company has a superior record of growth both in the United States and internationally and has a large exploitation inventory as well as a substantial portfolio of exploratory prospects to continue that growth through the drillbit. Based on combined three-year results including 1998, 260 percent of production was replaced (75 percent from drilling) at a cost of finding and development of approximately $5.00 per BOE. The combined balance sheet provides the scale and the financial strength to actively participate in the industry's consolidation.

The Board of Directors for each company has unanimously approved the transaction, recommends the merger and each director has committed to vote his or her shares in favor of the merger. Snyder shareholders will receive 2.05 shares of Santa Fe common stock for each share of Snyder resulting in Santa Fe shareholders owning approximately 60 percent of the outstanding shares after the merger. The transaction is to be accounted for as a purchase and is expected to be tax free to Snyder shareholders. John C. Snyder, currently the Chairman and Chief Executive Officer (CEO) of Snyder will be the Chairman of Santa Fe Snyder and James L. Payne, currently the Chairman and CEO of Santa Fe will be the CEO of the new company. The eleven person board will be composed of five members from Snyder's current directors and six from Santa Fe.

John Snyder said, "We believe that this merger will add substantial value for our combined shareholder base. Santa Fe's international program exposes the Snyder shareholders to exceptional upside potential combined with near term built-in growth. This transaction brings together two very successful and well capitalized companies with complementary assets and skill sets. The merger is expected to be accretive to discretionary cash flow per share for both shareholder groups from the outset."


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Jim Payne said, "Santa Fe Snyder will have the scale, diversity of operations and financial strength to become one of the very top independent exploration and development companies in the world. Snyder offers a substantial North American gas resource with upside potential which has been a strategic goal for Santa Fe. We intend to take advantage of the current conditions in the energy industry to opportunistically pursue acquisitions of high quality assets worldwide."

Santa Fe Snyder will have significant core areas in the Rocky Mountains, Permian Basin and Gulf Coast regions of the United States as well as in South America, West Africa and Southeast Asia. The company will grow through the exploitation of its combined domestic asset base and the ongoing development of significant international discoveries. In addition, the company will be exposed to substantial upside potential through continuation of its successful high impact exploration programs. Management also expects to reduce costs by $20 million in the first full year of operations through the elimination of duplicate corporate overhead in addition to efficiencies created by the combination of the Gulf of Mexico operations.

Each of the companies has a strong track record with regard to consistent production and reserve growth. On a combined basis the companies achieved in 1998 an average production of approximately 101 thousand BOE per day, a 20 percent increase over 1997 excluding the corporate dispositions in 1997 by each company. Combined reserves at yearend are estimated to be approximately 310 million BOE, representing reserve replacement of almost 300 percent. The combined companies have a three -year blended finding and development cost of approximately $5.00 per BOE having added over 250 million BOE in the last three years.

On January 27, Santa Fe intends to announce its full year financial results for 1998. Santa Fe estimates that its reserves as of January 1, 1999 will be approximately 210 million BOE, representing a replacement ratio of 255 percent. For the year, production is estimated to be approximately 70 thousand BOE per day, an 18 percent increase over 1997, excluding the distribution of Monterey Resources. Due to the low commodity price environment, Santa Fe expects to take an impairment charge of up to $100 million primarily in Santa Fe's Gulf of Mexico division.

On February 11, Snyder is scheduled to announce its full year financial results. The Company estimates that January 1, 1999 reserves will be approximately 100 million BOE, representing a replacement ratio of almost 400 percent. For the year, production is estimated to be approximately 31 thousand BOE per day, a 25 percent increase over 1997 excluding the sale of Patina Oil and Gas Corporation.

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Combined Company Highlights

Financial
o         Total enterprise value of approximately $1.6 billion
o         Equity market capitalization of approximately $1.1 billion

Operational

o         Total proved reserves approximately 310 million BOE
o         Total estimated 1999 production approximately 110 thousand BOE per day

Estimated Reserves and Production Data

                                                 Santa Fe   Snyder   Combined
                                                 --------   ------   --------
1998 Proved Reserves (million BOE)
Domestic                                           101.0     100.0     201.0
International                                      109.0        --     109.0
                                                   -----     -----     -----
   Total                                           210.0     100.0     310.0
                                                   =====     =====     =====


1998 Estimated Production (thousand BOE/D) -
Domestic                                            46.0      31.0      77.0
International                                       24.0        --      24.0
                                                   -----     -----     -----
   Total                                            70.0      31.0     101.0
                                                   =====     =====     =====

Transaction Summary

         Combined company name - Santa Fe Snyder Corporation
         Exchange ratio - 2.05 Santa Fe: 1 Snyder
         Equity split - Santa Fe 60 percent, Snyder 40 percent
         Estimated shares outstanding - 170.5 million
         Accounting - Purchase method

Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities, Inc. acted as financial advisors to Santa Fe, and Petrie Parkman & Co. acted as financial advisor to Snyder.

The transaction is subject to shareholder approvals, expiration of the Hart-Scott-Rodino waiting period and other customary closing conditions and regulatory approvals. Completion of the merger is expected in the second quarter of 1999.

The issuance of Santa Fe stock in the merger will be made only by means of a prospectus.

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Santa Fe is a worldwide oil and gas exploration and development company with domestic operations in the Permian basins of West Texas and Southeast New Mexico, the Gulf of Mexico and international activities in Indonesia, Argentina, Gabon, China, Brazil, Cote d Ivoire, Malaysia and Ghana. Santa Fe is listed on the New York Stock Exchange under the ticker symbol SFR. Additional information is available on Santa Fe's Web site at http://www.sfer.com.

Snyder Oil Corporation is engaged in the production, development, acquisition and exploration of domestic oil and gas properties, primarily in the Gulf of Mexico, the Rocky Mountains and northern Louisiana. Snyder also has investments in two international exploration and production companies, SOCO International plc and Cairn Energy plc. Snyder's shares are traded on the New York Stock Exchange under the symbol SNY. Additional information is available on Snyder's Web site at http://www.snyderoil.com

Contacts:         Santa Fe Energy Resources
                  Kathy E. Hager
                  (713) 507-5315

                  Snyder Oil Corporation
                  Rodney L. Waller
                  (817) 882-5937


This press release includes "forward looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning the companies' plans, synergies, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the companies expect, believe or anticipate will or may occur in the future are forward - looking statements. This includes completion of the proposed merger, reserve estimates, future production of oil and gas, future financial performance and other matters. These statements are based on certain assumptions, which the companies believe are reasonable, but which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ materially from those anticipated are discussed in both companies' periodic filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K for the year ended December 31, 1997.


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